Exhibit 99.1

Contact:	Brian Begley
Investor Relations
1845 Walnut Street – Suite 1000
Philadelphia, PA 19103
(215) 546-5005
(215) 561-5692 (facsimile)

Atlas Pipeline Holdings, L.P. Announces Atlas Pipeline Partners, L.P.

to Acquire Control of Anadarko Petroleum’s Interest in Oklahoma and

Texas Gas Gathering and Processing Systems for $1.85 Billion

Atlas Pipeline Provides Update to Distribution Guidance;

Conference Call Scheduled Monday, June 4th at 11AM ET to Provide Further

Details on the Transaction

PHILADELPHIA—(MARKETWIRE) – June 3, 2007 - Atlas Pipeline Holdings, L.P. (NYSE: AHD) (“Atlas Holdings”), which owns 100% of the general partner and 12.6% of the common units of Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”), announced today that APL has signed definitive agreements to acquire control of Anadarko Petroleum Corporation’s (NYSE: APC) (“Anadarko”) interests in the Chaney Dell and Midkiff/Benedum natural gas gathering and processing systems for $1.85 billion, subject to customary closing conditions and other adjustments. The transaction has been unanimously approved by the Board of Directors of the Partnership APL and is expected to close on or about July 11, 2007, subject to certain approvals.

As a result of this transaction, Atlas Holdings expects to distribute between $0.58 and $0.65 per common unit for the second half of 2007, and between $1.60 and $1.80 per common unit in 2008. At the mid-point of the 2008 range, this payout would represent a 70% increase over Atlas Holdings’ current distribution rate of $0.25 per quarter, or $1.00 on an annualized basis.

APL expects to distribute between $3.80 to $4.00 per limited partner unit in 2008, while at the same time intends to increase its distribution coverage ratio to 1.2x.

“This acquisition will immediately convey remarkable value to our Atlas Holdings unitholders,” said Edward E. Cohen, Chairman and Chief Executive Officer of Atlas Holdings. “The addition of these profitable natural gas gathering and processing systems will more than triple the cash flow at the Atlas Pipeline level. We are pleased to be able to pass along this strong growth in the form of a significant accretion in distributions to our common unitholders, and we look forward to similar opportunities for growth in the future.”

Upon execution of this transaction, Atlas Holdings, which owns all the incentive distribution rights paid by Atlas Pipeline, will allocate a portion of their future incentive distribution rights to Atlas Pipeline in the following manner:

•	up to $5 million per quarter for the first 8 quarters immediately following the closing of the transaction; and

•	up to $3.75 million per quarter after the initial 8 quarter period

The Chaney Dell natural gas processing and gathering system, currently 100% owned by Anadarko, is located in northwest Oklahoma and southern Kansas, near the center of the Anadarko Basin. Throughput on the Chaney Dell system averaged 226 million cubic feet per day (“Mmcf/d”) in 2006, and is centered within an active drilling area. The Midkiff/Benedum natural gas processing and gathering system, which is approximately 73% owned by a wholly owned subsidiary of Anadarko, is located in the Spraberry Trend of the Permian Basin, near Midland, Texas. In 2006, the Midkiff/Benedum system had approximately 139 Mmcf/d of average throughput.

The Midkiff/Benedum system is subject to a third-party’s preferential right, the exercise of which, if any, would occur prior to the expected closing. The information in this release assumes no exercise of the preferential right.

APL will partially finance the acquisition through a private placement of $1.125 billion of its common units, of which approximately $168 million of common units, or 3.8 million APL common units, will be purchased by Atlas Holdings. Atlas Holdings will finance the purchase of the APL units through its own private placement of approximately $168 million with 6.25 million of its own common units at $27.00 per unit. In order to maintain its 2% general partner interest in APL, Atlas Holdings will contribute $23 million to APL and it will fund its contribution with an advance against its existing $50 million credit facility, which matures in 2010.

Affiliates of the Partnership and Anadarko will effect the transaction through the creation of two separate joint ventures which will own the respective systems.

Please see today’s Atlas Pipeline Partners’ press release announcing the Chaney Dell and Midkiff/Benedum asset acquisition for further details regarding the transaction.

Interested parties are invited to access the live webcast of the conference call hosted by Atlas Pipeline to discuss the acquisition on Monday, June 4, 2007 at 11:00 am Eastern Time by going to the Investor Relations section of Atlas Pipeline’s website at www.atlaspipelinepartners.com. To access an audio replay of the call, dial 1-888-286-8010 and enter conference code 36192965.

Atlas Pipeline Holdings, L.P. is a limited partnership formed to own and control Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and 1,641,026 common units of Atlas Pipeline Partners.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates three gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas America, Inc. (NASDAQ: ATLS) owns an 83% limited partner interest in Atlas Pipeline Holdings, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Holdings, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, Atlas Pipeline’s failure to complete the Chaney Dell and Midkiff/Benedum acquisition from Anadarko, inability of the Partnership to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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